Exhibit 10.1

March 26, 2014

Project ETC
Commitment Letter

Aceto Corporation
4 Tri Harbor Court
Port Washington, New York 11050
Attention: Douglas Roth, Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower” or “you”) have advised J.P. Morgan Securities LLC (“JPMS”), and Wells Fargo Securities, LLC (“WFS” and collectively with JPMS, the “Lead Arrangers”) and JPMorgan Chase Bank, N.A. (“JPMCB”) and Wells Fargo Bank, National Association (“WFB” and, collectively with JPMCB, the “Commitment Lenders”; and together with the Lead Arrangers, the “Commitment Parties” or “we” or “us”) that you intend to acquire all of the equity interests (the “Acquisition”) of PACK Pharmaceuticals, LLC (the “Target”) and consummate the other transactions described on Exhibit A hereto.  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).  In connection with the foregoing, you have requested that (i) the Lead Arrangers agree to structure, arrange and syndicate senior secured credit facilities to include (a) a revolving credit facility in an aggregate principal amount of $60,000,000 (the “Revolving Credit Facility”) and (b) a term loan facility in an initial aggregate principal amount of $70,000,000 (the “Term Loan Facility”; together with the Revolving Credit Facility, the “Facilities”).

1.  Commitments

In connection with the Transactions, each Commitment Lender is pleased to advise you of its several commitment to provide fifty percent (50%) of the principal amount of the Facilities on the hereinafter defined Closing Date (to be applied ratably across the Facilities) upon the terms set forth in this letter and Exhibits B and C hereto (collectively, the “Term Sheet”), and subject only to the conditions set forth in, or referenced in Section 6 of this letter.

2.  Titles and Roles

It is agreed that: (i) the Lead Arrangers will act as joint lead arrangers and joint bookrunners for the Facilities, (ii) WFB will act as the sole and exclusive syndication agent for the Facilities and (iii) JPMCB will act as the sole and exclusive administrative agent for the Facilities.

It is agreed that JPMS will have “left placement” and WFB will have “right placement” in the Confidential Information Memorandum (if any) referred to below and in all other marketing materials or other documentation used in connection with the Facilities and shall have all roles and responsibilities customarily associated with such placement.  You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Facilities than the Commitment Parties).

3.  Syndication

We reserve the right to syndicate the Facilities to a group of lenders identified by us and approved (such approval not to be unreasonably withheld, conditioned or delayed) by you (together with the Commitment Lenders, the “Lenders”).  You agree to actively assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication reasonably satisfactory to you and the Commitment Parties.  Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders at times and locations reasonably acceptable to you (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) to the extent requested by the Lead Arrangers, your preparing and providing to the Commitment Parties (and using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and the Target and its subsidiaries and the Transactions, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Facilities and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda or lender slides (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings) and (E) there being no competing offering, placement, arrangement or syndication of any debt securities or other debt financing by or on behalf of the Borrower or its subsidiaries.  You hereby authorize the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by the Lead Arrangers to syndicate the Facilities and use the logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that any Commitment Party may place after the closing of the Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Borrower hereunder.  Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that the Commitment Lenders will not be released from their several commitment hereunder in connection with any such syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facilities (in which case the Commitment Lenders’ several commitments hereunder shall be reduced ratably at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation (as defined in Exhibit C) and funded the portion of the Facilities required to be funded by it on the Closing Date.  For the avoidance of doubt, any reduction in the commitments of the Commitment Lenders hereunder shall be applied ratably to all such Commitment Lenders’ commitments in respect of the Facilities.  Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above or the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

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JPMS will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

If requested by the Commitment Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Transactions that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Transactions for purposes of United States federal and state securities laws (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI.  You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Facilities, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Facilities may be distributed to Public Side Lenders.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI.  Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

4.  Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that (A) such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material and (B) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized).  You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances.  You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

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5.  Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letters dated the date hereof and delivered herewith (collectively, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

6.  Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in this Section 6, in Exhibit C and in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions”.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Credit Documentation to the contrary, (a) the only representations relating to you, the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your obligations to close under the Purchase Agreement or you have the right to terminate your obligations under the Purchase Agreement or decline to consummate the Transaction as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth or referenced in this Section 6 are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than (x) the grant and perfection of security interests (i) in assets therein with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in certificated equity interests any domestic subsidiary with respect to which a lien may be perfected by the delivery of an equity certificate and (y) the filing of short-form security agreements or confirmatory grants with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to intellectual property collateral registered in any such office) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided after the Closing Date if the Borrower agrees to deliver or cause to be delivered such collateral and related documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a reasonable period after the Closing Date to be mutually agreed).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence and qualification, corporate power and authority, due authorization, execution and delivery of, and enforceability of, the Credit Documentation, validity and perfection of the liens under the security documents (subject to the limitation set forth in the preceding sentence), no conflicts with organizational documents, governmental approvals, use of proceeds, Investment Company Act, solvency (as set forth in the form solvency certificate attached as Annex I to Exhibit C), Federal Reserve regulations and anti-corruption laws and sanctions.  Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Facilities on the Closing Date are set forth in this Section 6, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

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Each Commitment Party’s commitments and agreements hereunder are further subject to (a) there not occurring a Borrower Material Adverse Effect and (b) there not occurring a Target Material Adverse Effect and (ii) all your obligations hereunder and under the Fee Letters to pay fees and expenses.  As used herein, “Borrower Material Adverse Effect” means any fact, change, event, circumstance or occurrence affecting Parent or its Affiliates that, individually or in the aggregate (taking into account all other such facts, changes, events, circumstances or occurrences), has prevented, materially delayed or materially impeded, or would be reasonably likely to prevent, materially delay or materially impede (in each case whether or not durationally significant), the performance by Parent or Purchaser of their respective obligations under the Purchase Agreement or the consummation of the Transaction.  Borrower Material Adverse Effect will not include: (i) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which Parent or its Affiliates operate that does not have a disproportionate effect on Parent and its Affiliates as a whole; (ii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not have a disproportionate effect on Parent and its Affiliates taken as a whole; (iii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on Parent and its Affiliates taken as a whole; (iv) changes in GAAP, but only to the extent that such changes do not have a disproportionate effect on Parent and its Affiliates taken as a whole; (v) changes in applicable Law which do not have a disproportionate effect on Parent and its Affiliates taken as a whole; or (vii) the taking of any action contemplated by the Purchase Agreement and “Target Material Adverse Effect” means any fact, change, event, circumstance or occurrence affecting the Company or the Business that, individually or in the aggregate (taking into account all other such facts, changes, events, circumstances or occurrences), has had, or would be reasonably likely to have, a materially adverse effect (whether or not durationally significant) upon the assets, business, operations, condition (financial or otherwise) or prospects of the Company or the Business, taken as a whole.  Target Material Adverse Effect will not include: (i) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Company operates that does not have a disproportionate effect on the Company or the Business as a whole, including, without limitation, material changes in procurement and distribution policies and methods by Material Customers; (ii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not have a disproportionate effect on the Company or the Business, taken as a whole; (iii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on the Company or the Business taken as a whole; (iv) changes in GAAP, but only to the extent that such changes do not have a disproportionate effect on the Company or the Business taken as a whole; (v) changes in applicable Law which do not have a disproportionate effect on the Company or the Business taken as a whole; (vi) any failure by the Company to meet internal financial projections (it being understood that an underlying cause of such failure may itself be a Company Material Adverse Effect); or (vii) the taking of any action expressly contemplated by or permitted under the Purchase Agreement.  Any capitalized terms used but not defined in the immediately foregoing two definitions shall have the meanings set forth in the Purchase Agreement as in effect on the date hereof.

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7.  Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, any Fee Letter, the Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (x) the willful misconduct or gross negligence of such indemnified person or (y) a material breach in bad faith by such indemnified person of its express obligations hereunder pursuant to a claim initiated by the Borrower and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the reasonable fees, charges and disbursements of counsel) incurred in connection with this Commitment Letter, the Term Sheet and the Fee Letters or the administration, amendment, modification or waiver thereof (provided that such legal fees charges and disbursements in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Lead Arrangers and the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses).  It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Commitment Party.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person.  None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, any Fee Letter, the Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations in respect of claims made by third parties to the extent set forth in this Section 7.

8.  Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers.  You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

9.  Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Target (provided that any disclosure of any Fee Letter or its terms or substance to the Target or its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties party to such Fee Letter), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof) may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Transactions and (e) you may disclose the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.

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The Commitment Parties shall use all nonpublic information received by them in connection with the Transactions and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

You hereby authorize the Lead Arrangers and the Commitment Parties, at their respective sole expense, but without any prior approval by you, to publish such tombstones and give such other publicity to the Facilities as each may from time to time (after the public announcement of the Acquisition) determine in its sole discretion, but limited to (i) placing such tombstones and publicity in general marketing materials of the Commitment Parties and (ii) disclosing the existence of this Commitment Letter and providing information regarding the Facilities to market data collectors and similar service providers to the lending industry (including without limitation for purposes of lending league table calculations) and not more broadly in financial and other newspapers and journals, or other public media outlets.  The foregoing authorization shall remain in effect unless the Borrower notifies each of the Lead Arrangers and the Commitment Parties in writing that such authorization is revoked.

10.  Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or any Fee Letter or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue.  YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each of the Lenders is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and each of the Lenders to identify the Borrower and its subsidiaries in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in any Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the applicable Fee Letter not later than the earlier of 11:59 p.m., New York City time, on March 26, 2014.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.  “Expiration Date” means the earliest of (i) May 9, 2014, (ii) the closing of the Acquisition without the use of the Facilities and (iii) the termination of the Purchase Agreement prior to closing of the Acquisition or the date of abandonment of the Acquisition or termination of your obligations under the Purchase Agreement to consummate the Acquisition in accordance with the terms thereof.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Commitment Letter

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Commitment Letter

Accepted and agreed to as of the date first written above by:
ACETO CORPORATION

By:
Name:
Title:

Commitment Letter

EXHIBIT A
PROJECT ETC
TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

Aceto Corporation (the “Borrower”) will acquire all of the equity interests (the “Acquisition”) of PACK Pharmaceuticals, LLC (the “Target”) pursuant to a Membership Interest Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”) dated as of March 26, 2014 among the Borrower, ETC Acquisition Sub, Inc., the Target, the Sellers named therein and Sellers’ representative, as agent.  In connection therewith, it is intended that:

(a)           The Borrower will obtain credit facilities (the “Facilities”) in an initial aggregate principal amount of $130,000,000, as such Facilities are described in Exhibit B.

(b)           Certain of the proceeds of the Facilities on the Closing Date will be applied (i) to pay the cash consideration for the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”.  For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Section 6 of the Commitment Letter, in Exhibit B and in Exhibit C and the initial funding of one or both of the Facilities.

A-1

EXHIBIT B

PROJECT ETC

SENIOR SECURED CREDIT FACILITIES

Term Sheet

March 26, 2014

This Term Sheet is delivered with a commitment letter of even date herewith (the “Commitment Letter”) from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC to the Borrower in connection with the Revolving Facility and the Term Loan Facility described below (collectively, the “Facilities”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.

I.             Parties

Borrower:	Aceto Corporation (the “Borrower”).

Joint Lead Arrangers
and Joint Bookrunners:	J.P. Morgan Securities LLC (“JPMorgan”) and Wells Fargo Securities, LLC (collectively, in such capacity, the “Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“Chase” and in such capacity, the “Administrative Agent”).

Syndication Agent:	Wells Fargo Bank, National Association (“WFB”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Chase and WFB, arranged by the Lead Arrangers (collectively, the “Lenders”).

II.            Revolving Credit Facility

Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Facility”) in the amount of $60,000,000 (the “Revolving Commitment” and the loans thereunder, the “Revolving Loans”).

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Maturity Date”).

Letters of Credit:
A portion of the Revolving Facility not in excess of $7,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by Chase (in such capacity, the “Issuing Lender”), of which amount not more than $2,000,000 shall be available for standby letters of credit.  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

B-1

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day.  To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:
A portion of the Revolving Facility not in excess of  $5,000,000 shall be available for swing line loans (the “Swing Line Loans”) from the Administrative Agent (in such capacity, the “Swing Line Lender”).  The Borrower may request Swing Line Loans from the Swing Line Lender on same-day notice.  Any such Swing Line Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Maturity Date.

III.           Term Loan Facility

Type and Amount of Facility:	A term loan facility (the “Term Loan Facility”) in the aggregate amount of $70,000,000 (the loans thereunder, the “Term Loans”; and collectively with the Revolving Loans, the “Loans”).

Term Loan Availability:	The Term Loans shall be made available in a single drawing on the Closing Date (as defined below). Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

Amortization:	Equal quarterly installments of principal in an aggregate amount for each 12-month period following the Closing Date, beginning on September 30, 2014, as set forth below:

Loan Year	Amount

1	$8,000,000

2	$10,000,000

3	$12,000,000

4	$16,000,000

5	$24,000,000

Maturity:	The Term Loan Facility will mature on the Maturity Date. The remaining aggregate principal amount of the Term Loans will be repayable at maturity.

B-2

IV.           Expansion Feature

Post-Closing Accordion:
Subsequent to the Closing Date, the Borrower may, at its option and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and subject to customary conditions to be mutually agreed upon, request to obtain incremental term loans in an amount up to $30,000,000 without the consent of any Lenders not participating in such incremental term loans.  The requested incremental term loans may only be used by the Borrower and/or any of its subsidiaries to finance acquisitions permitted under the Loan Documents.  The requested incremental term loans may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Borrower and the Administrative Agent.  Nothing shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide incremental term loans at any time.  At the time of exercise of any post-closing accordion described above, the Administrative Agent shall have the right to make reallocations of the outstanding commitments under each of the Revolving Facility and the outstanding Term Loans at such time, along with the allocation of the incremental term loans, in order to allocate exposures of the Lenders on a pro rata basis across the Revolving Facility and the Term Loans (including the outstanding Term Loans and the incremental term loans).

V.            Purpose; Certain Payment Provisions

Purpose:
The proceeds of the Facilities shall be used to finance the working capital needs/for general corporate purposes of the Borrower and its subsidiaries and to finance the Acquisition and other acquisitions permitted under the Loan Documents and expenses incurred in connection therewith and to refinance certain existing indebtedness.

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments :	In addition to any scheduled installments due on the Term Loans under the Loan Documents, the Term Loans shall be prepaid by amounts equal to:

(a)          100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment and an exception for immaterial asset sales to be mutually agreed upon) to be agreed upon;

(b)          100% of the net proceeds of any incurrence of debt not permitted by the Credit Documentation after the Closing Date by the Borrower or any of its subsidiaries (subject to exceptions to be agreed); and

B-3

(c)          50% of excess cash flow (to be defined in a manner to be mutually agreed upon) for each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending on or about June 30, 2015; provided that if the Senior Secured Net Leverage Ratio (as described below) as of the last day of the four fiscal quarter period ending on the last day of any such fiscal year of the Borrower was less than or equal to 2.00 to 1.00, no such excess cash flow mandatory prepayment in respect of such fiscal year shall be required.

Mandatory prepayments of the Term Loans pursuant to paragraphs (a), (b) and (c) above shall be applied to the installments thereof on a pro rata basis to all remaining amortization payments.

Voluntary Prepayments:
Permitted in whole or in part, in minimum amounts of at least $1,000,000 and multiples of $1,000,000 in excess thereof, with prior written notice but without premium or penalty other than customary indemnification for breakage costs in the case of prepayment of Eurodollar Loans other than on the last day of a related interest period.  Voluntary prepayments of the Term Loans shall be applied on a pro rata basis to all remaining amortization payments.

VI.	Collateral and Other Credit Support

Collateral:
The Facilities will be secured by a first perfected security interest (subject to permitted liens) in all of the assets of the Borrower and Guarantors, including all of the outstanding equity interests of the Borrower’s subsidiaries (other than pledges of equity interests in immaterial subsidiaries and otherwise limited, in the case of foreign subsidiaries, to 65% of the equity interests of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in material adverse tax consequences) (collectively, the “Collateral”). The Collateral will also secure bank products (including ACH transactions, credit card transactions and cash management services) and swap agreements, in each case, owing to any Lender or its affiliates.

B-4

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of Uniform Commercial Code financing statements), letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of Uniform Commercial Code financing statements) with a value of less than an amount to be mutually and reasonably agreed and commercial tort claims with a value of less than an amount to be mutually and reasonably agreed, (iii) pledges and security interests prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority, (iv) equity interests in any entity other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents, (v) no more than 65% of the voting equity interests of any foreign subsidiary owned directly by the Borrower or a Guarantor), (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) trust accounts, payroll accounts and escrow accounts, (ix) cash to secure letter of credit reimbursement obligations to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, under the Loan Documents (as amended, waived, supplemented or modified from time to time), (x) any application for registration of a Trademark filed with the US Patent and Trademark Office (“PTO”) on an intent-to-use basis if the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark applications under applicable federal law until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such Trademark shall automatically become part of the Collateral, and (xi) foreign assets (other than pledges of equity interests in foreign subsidiaries as contemplated above), (the foregoing described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) are, collectively, the “Excluded Assets”).  In addition, in no event shall (x) control agreements or control or similar arrangements be required with respect to deposit or securities accounts unless so requested by the Administrative Agent, and in such case the Borrower shall only be required to use commercially reasonable efforts to obtain such agreements and (y) the Borrower or any of its subsidiaries be required to take any action with respect to the creation or perfection of liens under foreign law with respect to any Collateral (other than foreign law governed pledge agreements covering equity interests in material first-tier foreign subsidiaries to the extent requested by the Administrative Agent).  Additionally, the Loan Documents shall contain provisions allowing for release from the Collateral of (i) assets sold to an entity that is not the Borrower or any subsidiary of the Borrower in compliance with the Loan Documents (as amended, waived, supplemented or modified from time to time) and (ii) assets owned by a Guarantor after release of the Guarantor in compliance with the Loan Documents (as amended, waived, supplemented or modified from time to time).

B-5

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens) and other exceptions.

Guaranties:
Each direct or indirect domestic subsidiary of the Borrower, other than immaterial (with immateriality standards to be mutually agreed upon) subsidiaries (the “Guarantors”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Loan Documents as well as obligations in respect of secured bank products (including ACH transactions, credit card transactions and cash management services) owing to the Administrative Agent and swap agreements owing to any Lender or its affiliates.

VII.         Certain Conditions

Initial Conditions:
The availability of the Facilities shall be conditioned upon the conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit C thereto on or before the Expiration Date (the date upon which all such conditions shall be satisfied, the “Closing Date”).

On-Going Conditions:
The making of each extension of credit after the Closing Date shall be conditioned upon (a) the accuracy of all representations and warranties in the Loan Documents (including, without limitation, the material adverse change and litigation representations); (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extensions of credit request, the total extensions of credit under the Revolving Facility shall not exceed the Revolving Commitment then in effect.

As used herein and in the Loan Documents a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of (i) the credit agreement or any of the other Loan Documents or (ii) the rights or remedies of the Administrative Agent and the Lenders thereunder.

B-6

VIII.        Certain Documentation Matters

The Loan Documents shall contain the following representations, warranties, covenants and events of default (subject to exceptions, baskets and thresholds to be negotiated in good faith (taking into account the Acquisition and the financial condition and operational requirements of the Borrower and its subsidiaries) and to be mutually agreed upon):

Representations and
Warranties:
Financial condition and statements; solvency; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws and sanctions; corporate power and authority; enforceability of Loan Documents; no conflict with law or contractual obligations; no material litigation; no default; title to property; liens; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; hazardous materials; labor matters; accuracy of disclosure; security documents; permits and licenses; other ventures; and material contracts.

Affirmative Covenants:
Delivery of quarterly and annual financial statements, compliance certificates, management letters, annual operating/business plan, updated organizational chart, lists of material documents and information furnished to governmental or regulatory agencies (other than publicly filed information), and other information requested by the Lenders; payment of material obligations (other than indebtedness) and taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions); maintenance of policies and procedures designed to ensure compliance with anti-corruption laws and sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events (including with respect to ERISA, environmental, FDA and other regulatory matters); compliance with environmental laws; guarantor and collateral requirements; and use of proceeds (including in respect of anti-corruption laws and sanctions).

Financial Covenants:	The Borrower will comply with the following financial covenants (to be tested on a consolidated basis):

(i)          Total Net Leverage Ratio.  The Borrower shall maintain a ratio of (i) (a) Consolidated Total Funded Indebtedness, minus (b) the Cash Deduction Amount to (ii) Consolidated Adjusted EBITDA, of not more than 3.50 to 1.00; provided that if (x) any acquisition permitted by the Loan Documents (other than the Acquisition) is consummated in accordance with the terms of the Loan Documents prior to June 30, 2015 and (y) the aggregate consideration paid in respect of such acquisition exceeds $20,000,000 (such acquisition, the “Trigger Acquisition”), then the maximum Total Net Leverage Ratio covenant level shall (x) increase to 4.00 to 1.00 for any fiscal quarter (ending on or prior to March 31, 2015) in which such acquisition is consummated and each fiscal quarter thereafter through and including the fiscal quarter ending on or about March 31, 2015, (y) step down to 3.75 to 1.00 for the fiscal quarters ending on or about June 30, 2015 and September 30, 2015 and (z) revert to 3.50 to 1.00 for the fiscal year ending on or about December 31, 2015 and shall remain in effect for each fiscal quarter of the Borrower thereafter.

B-7

(ii)         Senior Secured Net Leverage Ratio.  The Borrower shall maintain a ratio of (i) (a) Consolidated Total Funded Senior Secured Indebtedness, minus (b) the Cash Deduction Amount to (ii) Consolidated Adjusted EBITDA, of not more than 3.00 to 1.00; provided that if any Trigger Acquisition is consummated, then the maximum Senior Secured Net Leverage Ratio covenant level shall (x) increase to 3.25 to 1.00 for any fiscal quarter (ending on or prior to March 31, 2015) in which such acquisition is consummated and each fiscal quarter thereafter through and including the fiscal quarter ending on or about March 31, 2015 and (y) revert to 3.00 to 1.00 for the fiscal quarter ending on or about June 30, 2015 and shall remain in effect for each fiscal quarter of the Borrower thereafter.

(iii)        Debt Service Coverage Ratio.  The Borrower shall maintain a ratio of (i) (a) Consolidated Adjusted EBITDA, plus non-cash unrealized losses in connection with swap agreements, minus (b) the sum of (1) the unfinanced portion of capital expenditures (excluding capital expenditures solely financed from the proceeds of equity issuances), plus (2) dividends, distributions, stock repurchases and redemptions, in each case paid in cash, plus (3) expenses for income taxes paid in cash, plus (4) non-cash unrealized gains in connection with swap agreements to (ii) the sum of (a) consolidated interest expense, plus (b) the scheduled installments of principal on all indebtedness (including capital leases and earn-outs and deferred acquisition consideration and payments in respect thereof) have a final maturity of one year or more from the date of incurrence thereof, of not less than 1.25 to 1.00.

As used herein:

“Cash Deduction Amount” means, as of any date of determination, the lesser of (i) (a) Liquidity, minus (b) $5,000,000 and (ii) 50% of Consolidated Adjusted EBITDA for the most recently completed four fiscal quarter period.

“Consolidated Total Funded Indebtedness” means, as of any date of determination, all funded indebtedness (which shall include, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property acquired, (d) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all capital lease obligations, (f) all obligations in respect of bankers’ acceptances, (g) obligations under earn-outs and deferred acquisition consideration to the extent the Borrower accounts for such obligations as a liability on its balance sheet in accordance with GAAP and (h) any off-balance sheet liability to the extent consisting of any indebtedness, liability or obligation under any so-called “synthetic lease” transaction or any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of indebtedness for borrowed money but which does not constitute a liability on the balance sheet (other than operating leases and contingent liabilities), as of such date.

B-8

“Consolidated Total Funded Senior Secured Indebtedness” means, as of any date of determination, (i) the Consolidated Total Funded Indebtedness that is secured by a lien on any property of the Borrower and its subsidiaries, plus (ii) earn-outs and deferred acquisition consideration to the extent the Borrower accounts for such obligations as a liability on its balance sheet in accordance with GAAP, minus (iii) all subordinated indebtedness, in each case as of such date.

“Liquidity” means, as of any date of determination, the sum of Domestic Liquidity and Foreign Liquidity.

“Domestic Liquidity” means, as of any date of determination, the dollar amount of unrestricted and unencumbered (other than the liens of the Lenders and any customary liens of depositary banks) cash and cash equivalents maintained by the Borrower and its subsidiaries in the United States, as of such date.

“Foreign Liquidity” means, as of any date of determination, the dollar amount of unrestricted and unencumbered cash and cash equivalents (other than customary liens of depositary banks) maintained by the Borrower and its subsidiaries outside of the United States less the applicable combined federal and state marginal income tax due or payable (taking into account the federal deduction for state income taxes and any and all tax credits) that would be imposed on the Borrower or applicable subsidiary in the case of, and with respect to, the repatriation of such cash and cash equivalents to the United States of America, in each case as of such date.

Consolidated Adjusted EBITDA shall be calculated for the Borrower and all of its subsidiaries and include add-backs for (i) non-cash expenses related to stock based compensation, (ii) cash transaction fees and expenses solely in respect of the consummation of acquisitions, dispositions and equity issuances, in each case permitted by the Loan Documents in an aggregate amount not to exceed 5% of Consolidated Adjusted EBITDA for such period (calculated without giving effect to the add-back described in this clause (ii)), (iii) restructuring charges (for a specific period and not on a continuing basis during the term of the Facilities) subject to a cap to be mutually agreed, and shall also include such other add-backs and deductions to be mutually agreed upon.  Consolidated Adjusted EBITDA shall be calculated giving pro forma effect to acquisitions and dispositions as if such acquisitions and dispositions occurred at the beginning of the measuring period in which such acquisitions were consummated.

B-9

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) with respect to capital leases, the amounts of capital lease obligations, any lease that was classified or accounted for as an operating lease as of (and any similar lease entered into after) the Closing Date in accordance with GAAP shall be classified or accounted for as an operating lease and not a capital lease, even though, as a result of a change in GAAP or the Borrower’s implementation of FASB ASC 840, such lease would be classified and accounted for as a capital lease under GAAP.

Negative Covenants:	Limitations (subject to exceptions, as appropriate, to be negotiated and including the specific exceptions set forth herein) on:
●	indebtedness (provided that Permitted Unsecured Indebtedness shall be permitted in an aggregate outstanding principal amount not to exceed $100,000,000);
●	liens;
●	guaranties;
●	mergers, consolidations, liquidations and dissolutions;
●	sales of assets;
●	sales of receivables;
●
payment of restricted payments (including dividends and other payments in respect of equity interests; provided that quarterly dividends approved by the Borrower’s board of directors and consistent with past practices will be permitted so long as at the time of and immediately after giving effect to such dividend on a pro forma basis, the Borrower is in compliance with the ratio financial covenants described above);

●
investments (including acquisitions; provided that acquisitions shall be permitted subject to customary requirements (i) in an aggregate annual amount not to exceed $35,000,000 and (ii) in an aggregate amount not to exceed $100,000,000 during the term of the Facilities), loans and advances;

●	nature of business;
●	sale and leaseback transactions;
●	federal reserve regulations;
●	accounting policies and procedures;

B-10

●	optional prepayments and modifications of subordinated debt instruments;
●	transactions with affiliates;
●	changes in fiscal year;
●	restrictive agreements;
●	government regulation;
●	hazardous materials; and
●	amendments to the Purchase Agreement.

As used herein, “Permitted Unsecured Indebtedness” means unsecured indebtedness of the Borrower (including unsecured subordinated indebtedness to the extent subordinated to the obligations of the Borrower and the Guarantors under the Loan Documents on terms reasonably acceptable to the Administrative Agent); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no default shall exist or would result therefrom, (ii) such indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (iii) such indebtedness is not guaranteed by any subsidiary of the Borrower other than the Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the obligations of the Borrower and the Guarantors under the Loan Documents on terms not less favorable to the Lenders than the subordination terms of such subordinated indebtedness) and (iv) the covenants applicable to such indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in the Loan Documents.

Events of Default:
Nonpayment of principal, interest, fees and other amounts when due; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of thirty days); cross-default (including in respect of swap agreements); bankruptcy events; certain ERISA events; material judgments; any material provision of any of the Loan Documents shall cease to be in full force and effect or the Borrower or any of its subsidiaries shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a change of control.

Voting:
Amendments, waivers and consents with respect to the Loan Documents shall require the approval of at least two (2) Lenders holding greater than 50% of the commitments and loans under the Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of each Lender shall be required to (i) permit the Borrower to assign its rights under the Credit Agreement, (ii) modify the pro rata sharing provisions or any of the voting percentages, (iii) release all or substantially all of the Guarantors; or (iv) release all or substantially all of the Collateral.

B-11

Defaulting Lenders:	Documentation will include the Administrative Agent’s customary provisions regarding defaulting Lenders.

Assignments and
Participations:
The Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, unless only a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, (c) the Issuing Lender, unless only a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and (d) the Swing Line Lender, unless only a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.  All assignments shall be required to be made on a pro-rata basis among the Facilities.  The Lenders shall also be permitted to sell participations in their Loans.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.  Pledges of loans in accordance with applicable law shall be permitted without restriction.  Each Lender may disclose information to prospective participants and assignees.  Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:
The Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

B-12

Expenses and
Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers and their affiliates associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel; provided that such legal fees, disbursements and charges shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent and the Lead Arrangers), and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders determines are necessary in light of actual or potential conflicts of interest or the availability of different claims of defenses) in connection with the enforcement of the Loan Documents and (c) fees and expenses associated with other advisors and professionals engaged by the Administrative Agent or the Lead Arrangers.

The Administrative Agent, the Lead Arrangers, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of the indemnified party or (y) a material breach in bad faith by such indemnified party of its express obligations under the Loan Documents pursuant to a claim initiated by the Borrower).

B-13

Governing Law:	This Term Sheet and any related commitment letter and fee letter are, and the Loan Documents will be, governed by the internal laws of the State of New York.

Primary Counsel to
the Lead Arrangers and
the Administrative Agent:	Sidley Austin LLP.

B-14

Annex I

Interest and Certain Fees

Interest Rate Options:
The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin; provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the greatest of (a) the prime rate of interest announced from time to time by Chase or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.5% and (c) the Adjusted LIBO Rate for a one month interest period as displayed on Reuters screen LIBOR01 page (or on any successor or substitute page) on such day plus 1%.

“Adjusted LIBO Rate” means the London interbank offered rate administered by ICE Benchmark Administration or any other person that takes over the administration of such rate for Dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, three or six months (as selected by the Borrower) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period then the LIBO Rate shall be determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) in accordance with procedures to be outlined in the Credit Agreement.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

Interest Payment Dates:	In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Commitment Fee:
A commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused portion of the Revolving Commitment, payable quarterly in arrears to the Administrative Agent for the ratable benefit of the Lenders (including the Administrative Agent) from the Closing Date until termination of the Revolving Commitment.  For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:
Letter of Credit:  The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, on the daily maximum amount to be drawn under all Letters of Credit, payable to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender).

Fronting Fee:  A fronting fee of 0.125% per annum of the face amount of each Letter of Credit issued shall be payable to the Issuing Lender, together with any documentary and processing charges in accordance with the Issuing Lender’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of each letter of credit and each drawing made thereunder.

Default Rate:
After the occurrence and during the continuation of an event of default, the applicable interest rate and Letter of Credit Fee will, at the option of the Administrative Agent or the Required Lenders, (i) be increased by 2% per annum (and new Eurodollar Loans may be suspended) and (ii) overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

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Annex I-A

PRICING GRID

Pricing Level	Senior Secured Net Leverage Ratio	Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
Level I	< 0.75 to 1.00	0.25%	1.50%	0.50%
Level II	> 0.75 to 1.00 but < 1.50 to 1.00	0.25%	1.75%	0.75%
Level III	> 1.50 to 1.00 but < 2.00 to 1.00	0.25%	2.00%	1.00%
Level IV	> 2.00 to 1.00	0.35%	2.25%	1.25%

If at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates required under the Loan Documents on or before the date such statements or certificates are due, Pricing Level IV shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Pricing Level III shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first fiscal quarter ending after the Closing Date (unless such financial statements demonstrate that Pricing Level IV should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

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EXHIBIT C

PROJECT ETC
Conditions

The availability of the Facilities shall be subject to the satisfaction of the following conditions (subject to the Limited Conditionality Provision).  Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.       Each party thereto shall have executed and delivered the credit documentation on terms consistent with the Term Sheet and otherwise consistent with the Limited Conditionality Provision (the “Credit Documentation”), and the Commitment Parties shall have received:

a.	customary closing certificates, documents, instruments and legal opinions; and

b.
a certificate from the chief financial officer of the Borrower, in the form attached as Annex I hereto, certifying that Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.       On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money other than (a) the Facilities, (b) certain other de minimus indebtedness to the extent permitted under the Purchase Agreement and limited to $750,000 and (c) certain other indebtedness to be mutually agreed upon.  The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Credit Documentation.

3.       The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all related documents shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the draft Purchase Agreement dated March 26, 2014 and documents related thereto, in each case provided to the Lead Arrangers is reasonably satisfactory to the Lead Arrangers.  The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Facilities, and no provision thereof shall have been amended in any material respect or waived (it being understood and agreed that changes to purchase price (except for decreases to the purchase price of less than 15% (cumulative for all such decreases) of the total consideration for the Acquisition; it being understood that any such reduction of less than 15% shall be applied to reduce the aggregate principal amount of the Term Loan Facility on a dollar for dollar basis) or the definitions of “Purchaser Material Adverse Effect” or “Company Material Adverse Effect” or any modifications to, without limitation, any of the provisions to the extent relating to any Administrative Agent’s, any Lead Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall in each case be deemed to be a material amendment), and no consent shall have been given thereunder without the prior written consent of the Commitment Parties.

4.       The closing of the Facilities shall have occurred on or before the Expiration Date.

C-1

5.       The Commitment Parties shall have received (a) audited (or, with respect to the Target, reviewed) consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower, the Target and their respective subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date (and, with respect to the Target, audited for the period from January 1, 2013 to September 30, 2013), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower, the Target and their respective subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date and (c) satisfactory financial statement projections through and including the Borrower’s fiscal year ending on or about June 30, 2019, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).  The Commitment Parties confirm receipt of the foregoing information.

6.       The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7.       The Purchase Agreement Representations and Specified Representations shall be true and correct in all material respects (and in all respects if qualified by materiality or material adverse effect) subject to the Limited Conditionality Provision.

8.       No payment or bankruptcy default or event of default shall exist at the time of, or after giving effect to, the extensions of credit on the Closing Date.

9.       All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Facilities.

10.     All actions necessary to establish that the Administrative Agent will have a perfected  security interest  in the Collateral shall have been taken, subject to the Limited Conditionality Provisions.

C-2

ANNEX I TO EXHIBIT C

SOLVENCY CERTIFICATE

[___________], 2014

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [__] of the Credit Agreement, dated as of [_________], 2014, among Aceto Corporation (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [___________], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1.   The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.   The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured.

3.   The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.           The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.           The Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.           For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

3

7.   In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [__] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate.  The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [_________] (after giving effect to the Transactions), the Borrower’s and its Subsidiaries’ consolidated financial condition.

8.   The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9.   The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Name:
Title:	Chief Financial Officer